EXHIBIT 4.5

LOAN AGREEMENT

This Loan Agreement (the “Agreement”) is made as of the 25th day of August, 2013 (the "Effective Date") by and among Mainrom Line Logistics Ltd., of Tel Aviv, P.O. Box 48341 (the “Company”) and certain Lenders, as shall be specified in Exhibit A (the "Lenders") (each of the Company and the Lenders, a “Party”, and together, the "Parties").

WHEREAS, the Company requires an interim infusion of funds in order to conduct its business activities; and WHEREAS, the Lenders are willing to advance funds to the Company in the aggregate amount shown as the Total in Exhibit A; and WHEREAS each of the Lenders, severely, hereby undertakes to advance to the Company the amounts listed next to such Lender's name set forth in Exhibit A (the "Principal Amount"); and WHEREAS, the parties wish to set forth the terms and conditions according to which such interim infusion of funds to the Company will be facilitated;

NOW, THEREFORE, in consideration for the promises, representations, covenants and undertakings set forth herein, the parties hereto hereby agree as follows:

1.    Loan. The Lenders hereby undertakes to advance to the Company a loan in an aggregate amount as shown as the Total in Exhibit A and the Company hereby borrows from the Lenders the Principal Amount, which shall be wired to Company's bank account at Bank Leumi Branch Hasmonaim (817) Account number 546200/48.

2.    Interest. The Principal Amount shall not bear any interest but will be linked to the Consumer Price Index of June 2013 (as published on July 15th, 2013) (the "CPI").

3.    Repayment of the Loan. The loan shall be repaid within 3 months from the day the Principal Amount is transferred to the Company, unless the Lenders of most of the Principal Amount decide to prolong the repayment period by 3 more months, (total of 6 months from the day the Principal Money is transferred).

4.    Default. Notwithstanding the aforesaid, the Principal Amount, together with the linkage differences resulting from linkage to the CPI, shall, immediately become due and payable in cash, without demand, following the occurrence of the earlier of the following events (each of which, a “Default”): (i)  the execution by the Company of a general assignment for the benefit of creditors; (ii) the filing by or against the Company of any petition in bankruptcy or any petition for relief under the provisions of any law for the relief of debtors, and the continuation of such petition without dismissal for a period of ninety (90) days or more; (iii) the appointment of a receiver or trustee to take possession of a material portion of the property or assets of the Company and the continuation of such appointment without dismissal for a period of ninety (90) days or more; (iv) the commencement by the Company of any liquidation proceedings or the adoption of a winding up resolution by the Company; (v) the commencement by third parties of any liquidation proceedings, which have not been terminated within 90 (ninety) days thereafter; (vi) a court of competent jurisdiction making an order deferring the commencement and/or prosecution of proceedings against the Company

5.    Miscellaneous (i) each of the Parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the Parties as reflected thereby; (ii) this Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. The competent courts in Tel-Aviv-Jaffa, Israel shall have sole and absolute jurisdiction over all matters pertaining to this Agreement; (iii) except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by either Party without the prior consent in writing of the other Party; (iv) all notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be sent by facsimile or mailed by registered or certified airmail, postage prepaid, or otherwise delivered by hand or by messenger, to the addresses set forth hereinabove. Any notice shall be effective: (a) if mailed, 7 business days after mailing; (b) if sent by messenger, upon delivery; and (c) if sent via facsimile, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt; (vi) no delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

IN WITNESS WHEREOF the Parties have signed this Agreement as of the date first hereinabove set forth.

/s/ Simcha Rock
Mainrom Line logistics Ltd.
By:

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Exhibit A

Name	Principle Loan Amount (NIS)	Signature
Sheer Roichman	NIS 500, 000	/s/ Sheer Roichman
Paul Waymack	NIS 200,000	/s/ Paul Waymack
Peter Hoil
William Berlin	NIS 200,000	/s/ William Berlin
Morris Lester	NIS 20,000	/s/ Morris Lester
Isaac Israel	NIS 50,000	/s/ Isaac Israel
Simcha Rock	NIS 50,000	/s/ Simcha Rock

Total

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November 24th, 2013

Confirmation Letter

All terms not otherwise defined herein shall have the meaning ascribed to them in the Loan Agreement as defined below.

The Undersigned, have advanced to Kitov Pharmaceuticals Holdings Ltd. (the “Company”) a loan in an amount of NIS1,020,000 (the “Principal Amount”) pursuant to the Loan Agreement signed by and among the Undersigned and the Company on August 25th, 2013 (the “Loan Agreement”). WHEREAS that pursuant to section 3 of the Loan Agreement, the Loan was required to be repaid by the Company to the Lenders no later than November 26th, 2013 (the “Loan Period”); and WHEREAS that according to section 3 of the Loan Agreement, the lenders who advanced to the Company the majority of the Principal Amount may decide to prolong the repayment period by three (3) more months (total of 6 months from the day that the Principal Amount was transferred to the Company by the Lenders); Now Therefore the undersigned hereby confirm to extend the Loan Period an additional three (3) months so that, the loan will be repaid by the Company to the Lenders no later than February 26th, 2013 (the “Additional Loan Period”).

All other terms and conditions of the Loan Agreement which were not amended under this Confirmation Letter, shall apply to the Additional Loan Period. This Confirmation Letter, when executed, shall be attached to the Loan Agreement and shall constitute an integral part thereof.

This Confirmation Letter may be executed in two (2) or more counterparts, each of which will be deemed to be an original copy of this Letter, and both of which, when taken together, shall be deemed to constitute one and the same document.

IN WITNESS WHEREOF, the parties have duly executed this Confirmation Letter, effective as of the date written above.

Name	Signature

Sheer Roichman

Paul Waymack	/s/ Paul Waymack

William Berlin	/s/ William Berlin

Morris Laster	/s/ Morris Laster

Isaac Israel	/s/ Isaac Israel

Simcha Rock	/s/ Simcha Rock

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February 20, 2014

Confirmation Letter

All terms not otherwise defined herein shall have the meaning ascribed to them in the Loan Agreement as defined below.

The Undersigned, have advanced to Kitov Pharmaceuticals Holdings Ltd. (the “Company”) a loan in an amount of NIS1,020,000 (the “Principal Amount”) pursuant to the Loan Agreement signed by and among the Undersigned and the Company on August 25th, 2013 (the “Loan Agreement”). WHEREAS, pursuant to section 3 of the Loan Agreement, the Loan was required to be repaid by the Company to the Lenders no later than November 26th, 2013 (the “Loan Period”); and WHEREAS, according to section 3 of the Loan Agreement, the Lenders who advanced to the Company the majority of the Principal Amount decided to prolong the repayment period by three (3) more months until February 26th, 2013; and WHEREAS, the Lenders wish to extend the Loan Period by an additional three (3) months ; Now, Therefore, the undersigned hereby confirm to extend the repayment date of the Loan in an additional three (3) months, so that the loan will be repaid by the Company to the Lenders no later than May 25th, 2014 (the “Second Additional Loan Period”).

All other terms and conditions of the Loan Agreement which were not amended under this Confirmation Letter, shall apply to the Second Additional Loan Period. This Confirmation Letter, when executed, shall be attached to the Loan Agreement and shall constitute an integral part thereof.

This Confirmation Letter may be executed in two (2) or more counterparts, each of which will be deemed to be an original copy of this Letter, and both of which, when taken together, shall be deemed to constitute one and the same document.

IN WITNESS WHEREOF, the parties have duly executed this Confirmation Letter, effective as of the date written above.

Name	Signature

Sheer Roichman	/s/ Sheer Roichman

Paul Waymack	/s/ Paul Waymack

William Berlin	/s/ William Berlin

Morris Laster	/s/ Morris Laster

Isaac Israel	/s/ Isaac Israel

Simcha Rock	/s/ Simcha Rock

Agreed and accepted

Kitov Pharma Holdings Ltd.

By: Simcha Rock / Isaac Israel

Signature:	/s/ Simcha Rock	/s/ Isaac Israel

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